Exhibit 10.1

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (this “Amendment”) attaches to and forms part of that certain Employment Agreement, effective as of January 1, 2001, and amended as of September 29, 2004 (the “Agreement”), between Aon Corporation (the “Company”) and Michael D. O’Halleran (the “Executive”).

WHEREAS, the Company and the Executive mutually desire to further amend this Agreement, as provided in this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1.             The last sentence of Section 1, “Employment,” is hereby deleted and replaced with the following:

“The term of employment of the Executive pursuant to this Agreement (the “Employment Period”) shall commence effective as of January 1, 2001 (the “Effective Date”) and shall end on January 1, 2013.”

2.             Subsection 3(a), “Base Salary,” is hereby deleted in its entirety and replaced with the following:

“(a) Base Salary.  From April 1, 2006 through the end of the Employment Period, the Company shall pay to the Executive a base salary at a rate of $1,000,000 per annum (“Base Salary”), payable in accordance with the Company’s executive payroll policy.  Such Base Salary shall be subject to increase (but not decrease) at the discretion of the Company’s Chief Executive Officer and the Board.”

3.             Subsection 3(b), “Annual Bonus,” is hereby deleted in its entirety and replaced with the following:

“(b)         Annual Bonus.  For each calendar year of the Employment Period beginning with 2006, the Executive shall be eligible to participate in the Senior Officer Incentive Compensation Plan, as approved by Aon’s stockholders in 2001 (the “Plan”) and as amended or replaced from time to time thereafter.  For each calendar year of the Employment Period beginning with 2006, the Executive’s target annual bonus shall be 100% of Base Salary and his maximum annual bonus shall be not less than 200% of Base Salary.”

4.             The following paragraph shall be added at the end of Subsection 3(c), “Stock Awards”:

“Notwithstanding the foregoing, beginning with calendar year 2007 the Executive shall not be entitled to receive any additional grants of the contractual awards described immediately above.  In lieu thereof, effective May 18, 2006, the Organization and Compensation Committee of the Company’s Board of Directors (the “Committee”) awarded the Executive 83,964 target performance share units subject to the terms and conditions set forth herein.  The award provides the Executive with the opportunity to earn performance share units based on the achievement of specified pre-tax net income targets for the Global Reinsurance Segment for the performance period beginning on the first day of the second quarter of 2006 and ending on December 31, 2008.  Performance shall be measured on a cumulative basis during the performance period such that, to the extent that any such targets are not satisfied for any year, the Executive may make up such shortfall in subsequent years during the performance period.  The earned performance share units shall be settled and paid in fully vested shares of common stock of the Company as soon as is practicable after the last day of the performance period, but not later than March 31, 2009, or such earlier date as is necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended. The unearned performance share units shall be forfeited at such time.  Other than as set forth herein, the terms and conditions of the Company’s “Leadership Performance Program” (“LPP”), a sub-plan of the Aon Stock Incentive Plan as approved and adopted by the Company’s stockholders in 2001, as in effect on the effective date hereof, shall govern the earning and settlement of the Executive’s performance share units, including in the event of the Executive’s termination of employment prior to the last day of the performance period and in the event of a change in control of the Company.

The Executive shall be eligible to receive awards under the LPP or successor program(s) for future performance periods in accordance with the terms and conditions generally applicable to similarly-situated senior executives.

5.             The Agreement is amended by adding after the last section thereof the following:

“18.         Indemnification.  The Company shall maintain, for the benefit of the Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company for any other officer or director.  In addition, the Executive shall be indemnified by the Company against liability as an officer and director of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law.  The Executive’s rights under this Section 18 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

19.           No Mitigation; No Offset.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.”

6.             This Amendment is effective as of May 18, 2006.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to the Employment Agreement as of May    , 2006.

AON CORPORATION		EXECUTIVE:

By:	/s/ Gregory C. Case	/s/ Michael D. O’Halleran
Michael D. O’Halleran
Title:	President and Chief Executive Officer